Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 1 to the Form S-4 of SGS International, Inc. and its subsidiaries of our report dated March 28, 2006, except for Note S, for which the date is May 1, 2006 and the Discontinued Operations discussed in Note T, for which the date it March 19, 2008, relating to the financial statements and financial statement schedule of Southern Graphic Systems which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

April 17, 2008